Filed pursuant to Rule 424(b)(3)

Registration No. 333-260998

Prospectus Supplement No. 6 Dated May 21, 2022

(To Prospectus Dated November 12, 2021)

2,400,000 Shares of Common Stock issuable upon exercise of the Warrants

This prospectus supplement No. 6 supplements the prospectus of BT Brands, Inc. (the “Company,” “we,” “us,” or “our”) dated November 12, 2021, filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, as supplemented by prospectus supplement No. 1 dated November 17, 2021, prospectus supplement No. 2 dated November 19, 2021, prospectus supplement No. 3 dated March 11, 2022, prospectus supplement No. 4 dated March 21, 2022, and prospectus supplement No. 5 dated May 20, 2022 (collectively, the “Prospectus”). Pursuant to the Prospectus, this prospectus supplement relates to the continuous offering of 2,400,000 shares of common stock underlying the warrants sold in our initial public offering.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K, which we filed with the SEC on May 19, 2022.

This prospectus supplement should be read in conjunction with the Prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the warrants are traded on The NASDAQ Capital Market under the symbols “BTBD,” and “BTBDW,” respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 21, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2022

BT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	000-56113	91-1495764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 West Main Avenue, Suite 2D, West Fargo, ND	58078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 277-0080

_____________________________________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTBD	Nasdaq Capital Market
Warrants	BTBDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 11, 2022, BT Brands, Inc. (“we,” “us” or the “Company”) consummated the acquisition of substantially all of the assets of Pie in the Sky Coffee and Bakery (www.piecoffee.com), a coffee shop and bakery located two blocks from the Steamship Authority and ferry dock in Woods Hole, Massachusetts. Pie in the Sky serves breakfast and lunch and offers patrons freshly roasted coffee and branded merchandise.  We acquired the assets for an aggregate purchase price of $1,150,000. The acquired assets have operated as Pie in the Sky for 40 years, primarily serving the local community and ferry travelers to Martha’s Vineyard. As part of the purchase, we acquired the “Pie in the Sky” tradename, and we plan to continue to operate the property under the Pie in the Sky name.

Concurrent with the purchase of the Pie in the Sky assets, we entered into a five-year triple-net lease for the property occupied by Pie in the Sky with the seller of the assets that provides us with three five-year extensions at our option. Terms of the lease provide for an initial rent of $10,000 per month, increasing annually to approximately $11,000 per month during the first five-year term. The landlord granted us a right of first refusal to purchase the property on terms it receives from a third party which extends through the entire term and any extension of the lease.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Purchase Agreement dated May 11, 2022, by and between BT Brands, Inc., Pie in the Sky and Erik Gura, the owner of the assets.
99.2	Lease Agreement dated May 11, 2022, by and between BT Brands, Inc. and Martha Ertmann LLC, with respect to the real property located at 10 Water Street, Woods Hole, Massachusetts.
99.3	Press Release dated May 12, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BT BRANDS, INC.

Dated: May 19, 2022	By:	/s/ Gary Copperud
Gary Copperud
Chief Executive Officer

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